EXHIBIT 23 ---- CONSENT OF INDEPENDENT AUDITORS

We  consent  to  the incorporation by reference in  this  Annual
Report (Form 10-K) of Intergraph Corporation and subsidiaries of our report dated February 1, 1999, included in the 1998 Annual
Report to Shareholders of Intergraph Corporation.

Our audits also included the financial statement schedule of Intergraph Corporation listed in Item 14(a)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-25880) pertaining to the Stock Bonus Plan dated December 22, 1988; in the Registration Statement (Form S-8 No. 33-53849) pertaining to the Intergraph Corporation 1992 Stock Option Plan dated May 27, 1994; in the Registration Statement (Form S-8 No. 33-57211) pertaining to the Assumption of Options under the InterCAP Graphics Systems, Inc. 1989 Stock Option Plan and 1994 Nonqualified Stock Option Program dated January 10, 1995; in the Registration Statement (Form S-8 No. 33-59621) pertaining to the 1995 Intergraph Corporation Employee Stock Purchase Plan dated May 26, 1995; and in the related Prospectuses, of our report dated February 1, 1999, with respect to the consolidated financial statements and schedule of Intergraph Corporation and subsidiaries included or incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1998.

                                           /s/ Ernst & Young LLP

Birmingham, Alabama
March 29, 1999